Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES FIRST QUARTER 2022 RESULTS AND DECLARES SECOND QUARTER 2022 DIVIDEND

Boston, Massachusetts, May 4, 2022. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“the Company” or “Safety”) today reported first quarter 2022 results.

George M. Murphy, President and Chief Executive Officer, commented: “We continue to see our operating results return to pre-COVID-19 pandemic levels. For the quarter ending March 31, 2022, we have posted a combined ratio of 98.7%, which is impacted by a return to pre-pandemic level frequency in our private passenger line of business and an increase in physical damage inflation costs. As always, we are focused on our expense ratio that improved this quarter compared to 2021 and is on average, below our regional competitors. We will continue our disciplined underwriting approach that puts an emphasis on the appropriate price for the risks insured.”

Net income for the quarter ended March 31, 2022 was $7.8 million, or $0.53 per diluted share, compared to net income of $36.2 million, or $2.42 per diluted share, for the comparable 2021 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended March 31, 2022 was $0.99 per diluted share, compared to $1.93 per diluted share, for the comparable 2021 period.

Safety’s book value per share decreased to $58.47 at March 31, 2022 from $62.47 at December 31, 2021, resulting from the impact of interest rate changes on the value of our fixed maturity portfolio. Additional decreases in book value resulted from capital allocation activities, specifically dividends paid, and shares repurchased. During the three months ended March 31, 2022, the Company purchased 170,904 shares at a cost of $14.6M. Safety paid $0.90 per share in dividends to investors during the quarters ended March 31, 2022 and 2021, respectively. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2021.

Today, our Board of Directors approved and declared a $0.90 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 15, 2022 to shareholders of record at the close of business on June 1, 2022.

Direct written premiums for the quarter ended March 31, 2022 decreased by $2.7 million, or 1.4%, to $189.5 million from $192.2 million for the comparable 2021 period. The decrease is primarily in our private passenger automobile line of business and is a result of a decrease in policy counts. Net earned premiums for the quarter ended March 31, 2022 decreased by $5.8 million, or 3.0%, to $187.1 million from $192.9 million for the comparable 2021 period.

For the quarter ended March 31, 2022, loss and loss adjustment expenses incurred increased by $11.7 million, or 10.5%, to $123.2 million from $111.5 million for the comparable 2021 period. The increase in losses is due to a return of pre-pandemic frequency in our private passenger automobile line of business and current market conditions including inflation and supply chain delays. Loss, expense, and combined ratios for the quarter ended March 31, 2022 were 65.8%, 32.9%, and 98.7%, respectively, compared to 57.8%, 33.7%, and 91.5%, respectively, for the comparable 2021 period. Total prior year favorable development included in the pre-tax results for the quarter ended March 31, 2022 was $12.4 million compared to $12.5 million for the comparable 2021 period.

The decrease in the expense ratio is driven by a decrease in contingent commission expenses offset by expenses incurred related to an activist investor.

Net investment income for the quarter ended March 31, 2022 decreased by $0.9 million, or 8.2%, to $10.6 million from $11.5 million for the comparable 2021 period. The decrease is a result of lower yields on our fixed maturity assets which was 2.9% for the three months ended March 31, 2022 compared to 3.2% for the comparable 2021 period. Our duration was 3.7 years at March 31, 2022 compared to 3.6 years at December 31, 2021.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures better explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains (losses) on investments, changes in net unrealized gains on equity investments, credit loss benefit (expense) and taxes related thereto. For the quarter ended March 31, 2022, an increase of $13.0 million for the change in unrealized gains on equity investments was recognized within income before income taxes, compared to a decrease of $6.2 million for the change in unrealized gains on equity investments in the comparable 2021 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, and Safety Northeast Insurance Company.  Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2021 Form 10-K with the SEC on February 28, 2022 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others;
●	The effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative or regulatory changes that take place after the Company issues its policies, including those taken in response to COVID-19 (such as requiring insurers to cover business interruption claims irrespective of terms or other conditions included in the policies that would otherwise preclude coverage), can result in an unexpected increase in the number of claims and have a material adverse impact on the Company's results of operations;
●	The possibility that civil litigation and/or state insurance regulators may require additional premium relief payouts related to COVID-19;
●	The impact of COVID-19 and related risks, including on the Company's employees, agents or other key partners, could materially affect the Company's results of operations, financial position and/or liquidity; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,165,592 and $1,187,857, allowance for expected credit losses of $691 and $691)	$1,136,068	$1,218,279
Short term investments, at fair value (cost: $5 and $0)	5	—
Equity securities, at fair value (cost: $218,636 and $211,848)	258,699	264,945
Other invested assets	91,460	87,911
Total investments	1,486,232	1,571,135
Cash and cash equivalents	35,231	63,603
Accounts receivable, net of allowance for expected credit losses of $1,733 and $1,808	167,096	170,953
Receivable for securities sold	7,774	9,256
Accrued investment income	7,692	7,401
Taxes recoverable	4,525	1,508
Receivable from reinsurers related to paid loss and loss adjustment expenses	8,687	18,234
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	90,656	90,667
Ceded unearned premiums	24,792	23,795
Deferred policy acquisition costs	70,812	73,024
Equity and deposits in pools	32,705	33,592
Operating lease right-of-use-assets	26,527	27,115
Other assets	27,955	27,108
Total assets	$1,990,684	$2,117,391

Liabilities
Loss and loss adjustment expense reserves	$560,021	$570,651
Unearned premium reserves	405,447	413,487
Accounts payable and accrued liabilities	51,160	76,598
Payable for securities purchased	16,354	16,477
Payable to reinsurers	2,743	9,192
Deferred income taxes	4,963	15,240
Debt	30,000	30,000
Operating lease liabilities	26,527	27,115
Other liabilities	31,581	31,458
Total liabilities	1,128,796	1,190,218

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,883,255 and 17,813,370 shares issued	179	178
Additional paid-in capital	218,152	216,070
Accumulated other comprehensive (loss) income, net of taxes	(22,778)	24,579
Retained earnings	816,335	821,743
Treasury stock, at cost: 3,141,477 and 2,970,573 shares	(150,000)	(135,397)
Total shareholders’ equity	861,888	927,173
Total liabilities and shareholders’ equity	$1,990,684	$2,117,391

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021

Net earned premiums	$187,088	$192,850
Net investment income	10,590	11,532
Earnings from partnership investments	2,832	4,291
Net realized gains on investments	4,210	2,875
Change in net unrealized gains on equity securities	(13,034)	6,207
Credit loss (expense) benefit	—	181
Finance and other service income	3,317	3,972
Total revenue	195,003	221,908

Losses and loss adjustment expenses	123,166	111,495
Underwriting, operating and related expenses	61,594	65,024
Interest expense	129	129
Total expenses	184,889	176,648

Income before income taxes	10,114	45,260
Income tax expense	2,276	9,086
Net income	$7,838	$36,174

Earnings per weighted average common share:
Basic	$0.53	$2.44
Diluted	$0.53	$2.42

Cash dividends paid per common share	$0.90	$0.90

Number of shares used in computing earnings per share:
Basic	14,627,898	14,790,125
Diluted	14,727,707	14,886,494

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$7,838	$36,174
Exclusions from net income:
Net realized gains on investments	(4,210)	(2,875)
Change in net unrealized gains on equity securities	13,034	(6,207)
Credit loss (benefit) expense	-	(181)
Income tax expense on exclusions from net income	(1,853)	1,945
Non-GAAP operating income	$14,809	$28,856

Net income per diluted share	$0.53	$2.42
Exclusions from net income:
Net realized gains on investments	(0.29)	(0.19)
Change in net unrealized gains on equity securities	0.88	(0.42)
Credit loss (benefit) expense	-	(0.01)
Income tax expense on exclusions from net income	(0.13)	0.13
Non-GAAP operating income per diluted share	$0.99	$1.93

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2022	2021
Written Premiums
Direct	$189,493	$192,237
Assumed	6,741	7,331
Ceded	(18,182)	(15,350)
Net written premiums	$178,052	$184,218

Earned Premiums
Direct	$196,519	$201,055
Assumed	7,754	8,027
Ceded	(17,185)	(16,232)
Net earned premiums	$187,088	$192,850